Exhibit 5.1

K&L Gates LLP
One New Change
London EC4M 9AF
T +44 (0)20 7648 9000
	F +44 (0)20 7648 9001	www.klgates.com

Amarin Corporation Plc	Our ref 6002745.00108
One New Change
London
EC4M 9AF

1 June 2011

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This opinion is being delivered to you in connection with a registration statement on Form S-3 filed by the Company on 29 March 2011 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “US Securities Act”), and the potential issue of the Ordinary Shares as defined and further described in paragraph 1 below and as set out in the prospectus supplement to be filed with the SEC on or about 1 June 2011 (the “Prospectus Supplement”) and forming part of the Registration Statement.

1.	SECURITIES

The Prospectus Supplement is filed in connection with the exercise or potential exercise of warrants issued by the Company on 1 June 2007 (the “June Warrants”) and 6 December 2007 (the “December Warrants” and together with the June Warrants, the “Warrants”) to subscribe for, in aggregate, 625,067 ordinary shares, par value £0.50 per share, of the Company (the "Ordinary Shares").

2.	DOCUMENTS

For the purposes of this opinion, we have examined only the following:

2.1	a certificate (the “Secretary’s Certificate”) from the Company Secretary of the Company (the “Secretary”) of the same date as this opinion confirming, inter alia (i) that the Company no longer has an authorised but unissued share capital, and that there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to acquire shares; (ii) the nominal amount of shares which the directors are authorised to allot or grant rights to acquire under section 551 of the UK Companies Act 2006 (the “2006 Act”); and (iii) the extent of the powers to allot equity securities conferred on the directors under section 570 of the 2006 Act;

2.2	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association (the “Articles”) of the Company, copies of which are attached to the Secretary’s Certificate;

K&L Gates LLP is a limited liability partnership registered in England and Wales under number OC309508 and is regulated by the Solicitors Regulation Authority. Any reference to a partner in relation to K&L Gates LLP is a reference to a member of that LLP. A list of the names of the members and their professional qualifications may be inspected at our registered office: One New Change, London, EC4M 9AF, England. A reference to any office other than our London and Paris offices is a reference to an office of an associated firm.

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2.3	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 1.35 p.m. on 1 June 2011 (the “Companies Registry Search”);

2.4	a copy of the Registration Statement, including the Prospectus Supplement, substantially in the form filed under the US Securities Act (excluding its exhibits and any documents incorporated by reference into the Registration Statement), but only to the extent required for the purpose of giving our opinion in paragraph 4 (subject to the reservations in paragraph 5) below;

2.5	a copy of the minutes of meetings of the board of directors of the Company dated 1 June 2007 and 5 December 2007 setting out certain resolutions passed by the directors (the “2007 Resolutions”), copies of which are attached to the Secretary’s Certificate;

2.6	an extract of the (unsigned) minutes of a meeting of the board of directors of the Company held on 23 May 2011 setting out the resolutions passed by the directors at that meeting (the “2011 Resolutions” and together with the 2007 Resolutions, the “Resolutions”);

2.7	a copy of the resolutions of the Company’s shareholders dated 27 July 2006 and 19 July 2007, authorising the board of directors of the Company to allot shares and to grant rights to subscribe for or otherwise acquire shares and empowering the directors to allot equity securities, a copy of which is attached to the Secretary’s Certificate;

2.8	a sample warrant certificate representing the June Warrants, issued on 1 June 2007 in favour of Dr. Michael Walsh (the “June Warrant Certificate”); and

2.9	a sample warrant certificate representing the December Warrants, issued on 6 December 2007 in favour of Dr. Michael Walsh (the “December Warrant Certificate” and together with the June Warrant Certificate, the “Warrant Certificates”).

3.	ASSUMPTIONS

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements or documents examined by us that are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (or are expressed to be) governed;

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3.5	that the contents of the Secretary’s Certificate were true when given and remain true as at the date of this opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that the Resolutions were in each case duly passed at a meeting of the directors duly convened and held, have not been and will not be amended or rescinded and are and will remain in full force and effect, and that: (i) the minutes of the meetings at which the 2007 Resolutions were passed have been in each case signed by the chairman of the meeting and those minutes have been filed in the Company’s statutory books; and (ii) the 2011 Resolutions were passed in the terms set out in the extracted minutes, copies of which are attached to the Secretary’s Certificate, and that the chairman of the meeting at which the 2011 Resolutions were passed will, as soon as reasonably practicable, sign the minutes of such meeting substantially in the form of the extracted minutes attached to the Secretary’s Certificate and that those minutes will be filed in the Company’s statutory books;

3.7	having undertaken the Companies Registry Search, having telephoned the Companies Court in England and made oral enquiries regarding any entry in respect of the Company on the Central Index of Winding Up Petitions at 1.32 p.m. on 1 June 2011 (the “Central Index Search”) and having made enquiries of the Secretary (together, the “Searches and Enquiries”) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this opinion no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets and that none of the foregoing will occur between the date of this opinion and the date of issue of any Ordinary Shares;

3.8	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

3.9	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.10	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.11	that, in respect of the Ordinary Shares registered on Form S-3 and to be allotted and issued on exercise of the Warrants:

(a)	as at each date of issue of Ordinary Shares on exercise of the Warrants, the Resolutions will remain in full force and effect and an Authorised Officer (as defined in the 2011 Resolutions) will complete the formalities of allotment and issue of such Ordinary Shares in accordance with the Resolutions;

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(b)	as at each date of issue of the Warrants, the directors of the Company had sufficient authority and powers conferred on them to issue the Warrants and to grant the subscription rights conferred by the Warrants under section 80 of the Companies Act 1985 (the “1985 Act”) and under section 89 of the 1985 Act as if section 95 of the 1985 Act did not apply to such issue or grant and the directors of the Company shall not issue (or purport to issue) Ordinary Shares on exercise of the Warrants in excess of such powers or in breach of any other limitation on their powers to issue Ordinary Shares;

(c)	the directors of the Company used and will use all their authorities and exercised and will exercise all their powers in connection with each issue of Warrants and each issue of Ordinary Shares on exercise of the Warrants bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

(d)	no alteration shall have been made as at the date of any allotment of Ordinary Shares on exercise of the Warrants to the Articles or to the terms of the Warrants; and

(e)	as at each date of issue of Ordinary Shares on exercise of the Warrants, the Company shall have received in full in cash the subscription price payable for such Ordinary Shares in accordance with the terms of the Warrants (such subscription price being no less than the nominal value of such Ordinary Shares, whether in pounds sterling or equivalent in any other currency) and shall have entered the holders thereof on the register of members of the Company showing that such Ordinary Shares have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment and issue;

3.12	that the Warrants and the Ordinary Shares to be issued on exercise of the Warrants have not been and shall not be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Warrants or the Ordinary Shares to be issued on exercise of the Warrants in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.13	that, following the consolidation of the Company’s share capital pursuant to the terms of the resolution of the Company’s shareholders passed on 17 January 2008, the exercise price and number of Ordinary Shares to be issued on exercise of the Warrants were properly and accurately adjusted by the Company and each holder of Warrants was notified of the basis of such adjustment pursuant to and in accordance with the terms of clause 4.1 of the Warrant Certificates;

3.14	that, following:

(a)	the issue of ordinary shares in the capital of the Company on 16 May 2008 at a price of US$2.30 per ordinary share; and

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(b)	the issue of ordinary shares in the capital of the Company on 16 October 2009 at a price of US$0.90 per ordinary share,

the exercise price in respect of the December Warrants was, in each case, properly and accurately adjusted by the Company pursuant to and in accordance with clause 4.3 of the December Warrant Certificate;

3.15	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA);

3.16	that in issuing the Warrants and any Ordinary Shares on exercise of the Warrants the Company was not and is not carrying on a regulated activity for the purposes of section 19 of FSMA;

3.17	that the Registration Statement and the Prospectus Supplement shall each have been declared effective and such effectiveness shall not have been terminated or rescinded;

3.18	that any Ordinary Shares issued on exercise of the Warrants will be issued in accordance with the terms of the Warrants and in accordance with the Articles;

3.19	that there will be no change to the Articles which would affect any of the opinions given in this opinion;

3.20	that each of the June Warrants was issued pursuant to a warrant certificate substantially in the same form as the June Warrant Certificate and executed by a director of the Company pursuant to the authority granted at the meeting of the board of directors held on 1 June 2007 (the minutes of which are attached to the Secretary’s Certificate);

3.21	that each of the December Warrants was issued pursuant to a warrant certificate substantially in the same form as the December Warrant Certificate and executed by a director of the Company pursuant to the authority granted at the meeting of the board of directors held on 5 December 2007 (the minutes of which are attached to the Secretary’s Certificate); and

3.22	that the terms and conditions applicable to the Warrants and Ordinary Shares to be issued on exercise of the Warrants will not be inconsistent with the Registration Statement.

4.	OPINION

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that when the Ordinary Shares to be issued on exercise of the Warrants are issued in accordance with the assumptions above, such Ordinary Shares will be validly issued, fully paid and non-assessable.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares to be issued on exercise of the Warrants means under English law that holders of such Ordinary Shares, in respect of which all amounts due on such Ordinary Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Ordinary Shares.

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5.	RESERVATIONS

Our reservations are as follows:

5.1	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the Warrants, the Ordinary Shares to be issued on exercise of the Warrants or the transactions contemplated thereby, or as to tax matters generally;

5.2	we express no opinion on European Community law as it affects any jurisdiction other than England;

5.3	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement;

5.4	we have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate;

5.5	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

5.6	any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

5.7	any Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

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5.8	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Ordinary Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to any Ordinary Shares issued on exercise of the Warrants;

5.9	no issue of Ordinary Shares on exercise of the Warrants has (we understand) yet taken place and no such issue may in the event take place;

5.10	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the issue of Ordinary Shares on exercise of the Warrants;

5.11	as regards the issue of any Ordinary Shares on exercise of the Warrants, this opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to issue such Ordinary Shares on exercise of the Warrants and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines; and

5.12	this opinion relates exclusively to Ordinary Shares which may be issued by the Company on exercise of the Warrants from time to time following the date of the Registration Statement. We express no opinion in respect of any securities of the Company existing at the date of this opinion which may be offered or sold from time to time pursuant to the Registration Statement.

This opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur or become known to us after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely to you in connection with the filing of the Prospectus Supplement. It may not be used nor relied upon for any other purpose. Furthermore, we are acting solely for the Company in giving this opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this opinion.

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We hereby consent to the filing of this opinion in its full form and the use of our name under the caption “Legal Matters” contained in the prospectus which is included in the Prospectus Supplement or in such other form as we may approve in writing.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully,

/s/ K&L Gates LLP
K&L Gates LLP